Exhibit 10.36

SUPPLEMENTARY PENSION PLAN

FOR SENIOR EXECUTIVES

OF DOMTAR INC.

Revised April 1, 2002

Table of Contents

1.	Introduction	1

2.	Definitions	1

3.	Normal Retirement	3

4.	Early Retirement	3

5.	Deferral of Early Retirement Pension	3

6.	Non-Vested Termination of Employment	4

7.	Vested Termination of Employment	4

8.	Normal Form of Pension	5

9.	Optional Forms of Pension	5

10.	Death Before Commencement of Pension Payments	5

11.	Death After Commencement of Pension Payments	5

12.	Disability	6

13.	Administration	6

14.	Funding	6

15.	Non-Alienation of Benefits	7

16.	Conflicts or Inconsistencies	7

17.	Amendments	7

Supplementary Pension Plan for Senior Executives of Domtar Inc.

Revised April 1, 2002

1.	Introduction

1.1.	The present document constitutes the Supplementary Pension Plan for Senior Executives of Domtar Inc. and of its subsidiaries (“Domtar”), hereinafter called the “Supplementary Pension Plan”.

1.2.	The purpose of the Supplementary Pension Plan is to provide certain Senior Executives of Domtar with additional retirement benefits in excess of those that may be payable in accordance with the provisions of the Domtar Pension Plan for Non- Negotiated Employees, hereinafter called the “Base Plan”.

2.	Definitions

2.1	Accrued Basic Pension: at any date, the product of (a) and (b) defined below:

a)	two percent (2%) of the Best Average Earnings on such date;

b)	the number of years of Credited Service on such date not exceeding thirty (30) years.

2.2	Accrued Retirement Pension: at any date, the sum, computed on an annual basis, of the Accrued Basic Pension and of the Additional Accrued Pension on such date, not exceeding sixty percent (60%) of the Best Average Earnings on such date.

2.3	Additional Accrued Pension: at any date, the sum of (a) and (b) defined below, provided that, if the Senior Executive has not, on such date, attained age fifty-five (55) and completed ten (10) years of Credited Service, the Additional Accrued Pension shall be zero regardless of the result of this sum:

(a)	the product of (i) and (ii) defined below:

(i)	one half of one percent (0.5%) of the Best Average Earnings on such date;

(ii)	the number of years of Credited Service on such date minus ten (10) years;

(b)	ten percent (10%) of the Best Average Earnings on such date.

2.4	Base Plan: the Domtar Pension Plan for Non-Negotiated Employees, as amended to January 1, 2000, and as may be further amended from time to time.

2.5	Board: the Board of Directors of Domtar Inc.

2.6	Change of Control: shall have the meaning given to it in the Trust Agreement.

2.7	Committee: the Human Resources Committee of the Board of Directors of Domtar Inc.

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2.8	Credited Service: shall, at any date whatsoever, have the meaning given to it by Article I of the Base Plan unless the Committee, upon the recommendation of the President and Chief Executive Officer, agrees on a start date, for the purpose of determining credited service under the Supplementary Pension Plan, that is different from the start date of the Base Plan.

2.9	Default: shall have the meaning given to it in the Trust Agreement.

2.10	Eligible Position: a position designated as such by the Committee upon recommendation of the President and Chief Executive Officer of Domtar Inc. upon the recommendation of the President and Chief Executive Officer.

2.11	Normal Retirement Date: the first day of the month coinciding with or immediately following the sixty-fifth (65th) birthday, or any other date determined from time to time by the Committee upon the recommendation of the President and Chief Executive Officer.

2.12	Other Pensions: the sum of all pensions to which the Senior Executive is entitled in accordance with any pension plan or retirement arrangement sponsored by Domtar, excluding pensions acquired in accordance with the Base Plan and the Supplementary Pension Plan. For the purposes of this document, the amount of such Other Pensions at a certain date shall be the sum of the amounts under the normal form of payment, computed on an annual basis, to which the Senior Executive could have been entitled at such date in accordance with the different provisions of each affected pension plan or retirement arrangement regardless of whether the Senior Executive has elected to receive a portion or all of such Other Pensions in forms that have resulted in lower amounts.

2.13	Refundable Tax: shall have the meaning given to it in the Trust Agreement

2.14	Senior Executive: a Executive occupying an Eligible Position who is a participant of the Base Plan and who has been permitted by the Committee to participate in the Supplementary Pension Plan.

2.14	Trust Agreement: the agreement between Domtar Inc., Fiducie Desjardins and the Senior Executive.

2.15	Trust Fund: shall have the meaning given to it in the Trust Agreement

2.16	Trustee: Fiducie Desjardins.

2.17	For the purposes of the present document, the terms and expressions listed below shall have the meaning given to them in Article I of the Base Plan:

•	Best Average Earnings

•	Continuous Employment

•	Earnings

•	Pension Fund

•	“Termination of Continuous Employment” or “Terminates Continuous Employment”

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3.	Normal Retirement

A Senior Executive who retires under the Base Plan on or beyond his Normal Retirement Date shall receive from Domtar, in accordance with the Supplementary Pension Plan, a monthly pension of one twelfth of the excess of (a) over (b) below:

(a)	his Accrued Retirement Pension, determined on his retirement date;

(b)	the sum of the annual amount of the pension at Normal Retirement Date or of the pension at postponed retirement, as applicable, to which he is entitled on such date in accordance with the Base Plan, and the amount of all Other Pensions to which he is entitled on such date.

4.	Early Retirement

A Senior Executive who retires early under the Base Plan shall receive from Domtar, in accordance with the Supplementary Pension Plan, a monthly pension of one twelfth of the excess of (a) over (b) defined below:

(a)	his Accrued Retirement Pension, determined on his retirement date, reduced by one quarter of one percent (0.25%) for each calendar month between his early retirement date and the date of his sixtieth (60th) birthday;

(b)	the sum of the annual early retirement pension amount to which he is entitled on such date in accordance with the Base Plan (excluding the bridging supplement), and the amount of all Other Pensions to which he is entitled on such date.

5.	Deferral of Early Retirement Pension

A Senior Executive who retires early and who is entitled to a pension from the Supplementary Pension Plan under Article 4 above, may elect to defer the commencement of this pension until the first day of any calendar month preceding or coinciding with his Normal Retirement Date, provided he has chosen the same option for the early retirement pension to which he is entitled in accordance with the Base Plan.

In such event, the amount of pension to which he is entitled in accordance with the Supplementary Pension Plan shall be increased in the same manner as the amount of pension to which he is entitled in accordance with the Base Plan and the payment of both pensions shall commence on the same date.

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6.	Non-Vested Termination of Employment

A Senior Executive who Terminates Continuous Employment before completing five (5) years of Continuous Employment is not entitled to any benefit under the Supplementary Pension Plan.

7.	Vested Termination of Employment

7.1	A Senior Executive who Terminates Continuous Employment after completing five (5) years of Continuous Employment is entitled to receive from his Normal Retirement Date, a monthly pension equal to one twelfth of the excess of (a) over (b) defined below:

(a)	his Accrued Basic Pension on the date of his Termination of Continuous Employment multiplied by the percentage included in the table below which corresponds to the number of complete years of Continuous Employment the Senior Executive has at the time of his termination of employment:

Complete Years of Continuous Employment	Applicable Percentage
5	50%
6	60%
7	70%
8	80%
9	90%
10 or more	100%

(b)	the sum of the annual pension amount to which he is entitled from his Normal Retirement Date in accordance with the Base Plan, such pension being calculated assuming the Senior Executive has elected to leave his employee contributions in the Pension Fund, and the amount of all Other Pensions to which he is entitled.

7.2	If the Senior Executive elects to receive the pension to which he is entitled in accordance with the Base Plan before his Normal Retirement Date, he will be assumed to have elected the same option for the pension due in accordance with Article 7.1 of the Supplementary Pension Plan. In this event, the pension due in accordance with the Supplementary Pension Plan shall be reduced following the terms and conditions of the Base Plan and shall commence on the same date as will the pension due in accordance with the Base Plan.

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8.	Normal Form of Pension

The normal form of pension payable under the Supplementary Pension Plan shall consist of monthly benefits payable in equal amounts starting on the first day of the month in which the Senior Executive commences retirement, and on the first day of every subsequent month for the life of the Senior Executive. If the Senior Executive dies before 60 monthly payments have been made, payments under the Supplementary Pension Plan shall continue until 60 monthly payments have been made.

For the purposes of Articles 3, 4, 5 and 7 of the present document, the pension amount due in accordance with the Base Plan shall be that which corresponds to the normal form of pension and shall exclude the additional pension resulting from excess contributions of the Base Plan.

9.	Optional Forms of Pension

If a Senior Executive elects (or is deemed to have elected) to receive the pension to which he is entitled in accordance with the Base Plan under an optional form of payment provided by the Base Plan, he will be assumed to have elected the same option for the payment of the pension due in accordance with the Supplementary Pension Plan.

In this event, the payment of the pension due in accordance with the Supplementary Pension Plan shall be made following the terms and conditions applicable under the Base Plan for the optional form of pension elected (or assumed to have been elected).

10.	Death Before Commencement of Pension Payments

If a Senior Executive dies before the commencement of his pension payments, determined in accordance with Articles 3, 4 or 7, as applicable, no benefit shall be payable nor due in accordance with the Supplementary Pension Plan.

11.	Death After Commencement of Pension Payments

Subject to Article 9, if the Senior Executive dies after payment of his pension, determined in accordance with Articles 3, 4, 5 or 7, as applicable, has commenced, the death benefits shall be determined in accordance with the normal form of pension as described in Article 8.

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12.	Disability

A Senior Executive who is considered disabled under the Base Plan, and who continues, on that basis, to accrue Credited Service and pension credits under that Plan, shall continue to accrue Credited Service for the purposes of the Supplementary Pension Plan.

For the purposes of the Supplementary Pension Plan, a disabled Senior Executive is deemed to have retired on the date he retired under the Base Plan.

For the purposes of Article 14 of this Plan, a disabled Senior Executive who retires under the Base Plan is deemed to have retired on the Normal Retirement Date and to have held an Eligible Position until that date, without taking into account the years, for the purposes of calculating the Credited Service, between the retirement date and the Normal Retirement Date.

13.	Administration

The Committee is responsible for the administration of the Supplementary Pension Plan, the supervision of its application and the interpretation of its provisions. The Committee may, at its discretion, approve other settlement options of benefits payable under this Plan.

14.	Funding

(a)	Funding beginning at age 60

From the moment the Senior Executive reaches age 60, and provided he holds an Eligible Position on that date, Domtar Inc. shall fund the benefits payable under this Plan by means of the Trust Fund contemplated in the Trust Agreement. This Plan shall thereafter be a retirement compensation arrangement within the meaning of the Income Tax Act.

Funding shall be effected by amortizing, over a five (5) year period, the cost of the benefits of this Plan for participation prior to age 60 and by paying, annually, the current service cost. The Base Plan’s actuary will determine the payments on account of amortization and current service.

Subject to paragraph (b), amounts paid by Domtar Inc. under the Trust Agreement shall vest in a Senior Executive only if he retires on the Normal Retirement Date and holds an Eligible Position at the time of his retirement. The Trustee shall pay the benefits under this Plan to the Senior Executive from that date onward. Any amount remaining in the Trust Fund after all benefits required to be paid under this Plan have been paid, including any Refundable Tax balance, shall be returned to Domtar Inc. If the Senior Executive terminates employment, dies or ceases to hold an Eligible Position prior to the Normal Retirement Date, the Trust Fund, including the Refundable Tax, shall be returned to Domtar Inc. and the Trust Agreement shall terminate.

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(b)	Funding in the event of Default or Change of Control

Notwithstanding paragraph (a) of this Article, in the event of Default or Change of Control Domtar shall fully fund the benefits accrued by the Senior Executive under this Plan in accordance with the terms and conditions of the Trust Agreement, regardless of the Senior Executive’s age. In the event of (i) Default or (ii) death or termination of employment of the Senior Executive within twelve months following a Change of Control, or in the event that during such period, his employment is terminated by Domtar for a reason other than a serious breach of his duties causing a material prejudice to Domtar or, if during the same period, he ceases to hold an Eligible Position or the duties of the position he held at the time of the Change of Control are changed or reduced in such a manner as can reasonably be considered a constructive dismissal, the amounts paid by Domtar pursuant to the Trust Agreement are fully vested to the Senior Executive and, upon written notice from him or his assigns, as the case may be, the Trustee shall pay such amounts to him in accordance with the Trust Agreement, particularly Articles 4 to 7.

15.	Non-Alienation of Benefits

No benefit payable under the provisions of the Supplementary Pension Plan shall be in any manner capable of anticipation, surrender, commutation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; nor shall any such benefit be in any manner subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in any applicable legislation.

16.	Conflicts or Inconsistencies

In the event of any conflict or inconsistency between the provisions of the Supplementary Pension Plan and the provisions of the Base Plan, the provisions of the Supplementary Pension Plan shall prevail.

17.	Amendments

Domtar Inc. or the Committee on the recommendation of the President and Chief Executive Officer of Domtar Inc. reserves the right to amend or terminate the Supplementary Pension Plan at any time. No change or termination shall adversely affect any benefits that have accrued up to the effective date of such change.

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